[LETTERHEAD OF THOMPSON & KNIGHT LLP]

February 21, 2012

Voyager Oil & Gas, Inc.

2718 Montana Ave., Suite 220

Billings, Montana 59101

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Voyager Oil & Gas, Inc., a Montana corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for issuance and sale pursuant to the Voyager Oil & Gas, Inc. 2011 Equity Incentive Plan (the “2011 Plan”).

We have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission, relating to the registration of the Shares under the 1933 Act.

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the 2011 Plan, the Certificate of Incorporation, and the Bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the 2011 Plan. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock as were approved by the Company’s stockholders for issuance under the 2011 Plan. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the 2011 Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the 2011 Plan.

Our opinion is limited to the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Registration Statement and the 2011 Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson & Knight LLP
THOMPSON & KNIGHT LLP